Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 14, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended July 31, 2014 of Straight Path Communications, Inc. which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Zwick & Banyai, PLLC
Zwick & Banyai, PLLC
Southfield, Michigan February 23, 2015